SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  DC  20549

                                   FORM  S-8

           REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                                SPORTSEND,  INC.
     (Exact  name  of  issuer  as  specified  in  its  charter)

             Nevada                                              87-0360039
(State or other jurisdiction of                             (I.R.S.  Employer
incorporation  or  organization)                            Identification  No.)

5590  Ulmerton  Road,  Clearwater,  Florida                         33760
(Address  of  Principal  Executive  Offices)                      (Zip  Code)

                             Consultants  Agreements
                          (Full  title  of  the  plan)

                          Philip  R.  Wasserman,  President,
                      Sportsend,  Inc.,  5590  Ulmerton Road,
                           Clearwater,  Florida  33760
                   (Name  and  address  of  agent  for  service)

                                 (727)  592-0730
     (Telephone  number,  including  area  code,  of  agent  for  service)

                        CALCULATION  OF  REGISTRATION  FEE

Title of                           Proposed         Proposed
Securities        Amount           Maximum          Maximum         Amount of
To Be             to be            Offering Price   Aggregate       Registration
Registered        Registered       Per Unit         Offering Price  Fee
----------------  ---------------  ---------------  --------------  ------------
Common Stock      500,000 shares   $    300,000     $         .60   $       125
$.01 par value


Calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of a date within five business days prior to the filing of this registration statement.

                                   PROSPECTUS

                                 Sportsend, Inc.
                               5590 Ulmerton Road
                            Clearwater, Florida 33760
                                 (727) 592-0730

                         500,000 Shares of Common Stock

     This prospectus relates to the registration and issuance by Sportsend, Inc., a Nevada corporation ("Sportsend"), of 500,000 shares of its $.01 par value per share common stock to consultants (the "consultants") pursuant to agreements for payment for services previously rendered or to be rendered entered into between Sportsend and the consultants.

     The common stock is not subject to any restriction on transferability. A recipient of shares other than a person who is an "affiliate" of Sportsend within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Sportsend is not registering shares for any affiliates of Sportsend. An affiliate is summarily, any director, executive officer or controlling shareholder of Sportsend. An "affiliate" of Sportsend is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the consultants, who are not now "affiliates", become "affiliates" of Sportsend in the future, they would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "SPSD."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The  date  of  this  prospectus  is  April  24,  2001

     This prospectus is not part of any registration statement which has been filed and declared effective under the Act and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings of Sportsend with the Commission are qualified in their entirety by the references thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Sportsend, Inc., 5590 Ulmerton Road, Clearwater, Florida 33760. Sportsend's telephone number is (727) 592-0730.

     Sportsend is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Sportsend under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. Sportsend's common stock is traded on the OTC Bulletin Board of the NASDAQ Stock Market under the symbol "SPSD."

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Sportsend. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Sportsend since the date hereof.


                     TABLE  OF  CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS       5

Item  1.     Plan  Information;  General  Information:           5
The  Company                                                     5
Purposes                                                         5
Common  Stock                                                    5
The  Consultant                                                  5
No  Restrictions  on  Transfer                                   5
Tax  Treatment  to  the  Consultant                              6
Tax  Treatment  to  the  Company                                 6
Restrictions  on  Resales                                        6
Documents Incorporated by Reference and Additional Information   6

Item  2.     Registrant Information and Employee
             Plan Annual Information                             6

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT          6

Item  3.     Incorporation  of  Documents  by  Reference         6

Item  4.     Description  of  Securities                         7

Item  5.     Interests  of  Named  Experts  and  Counsel         7

Item  6.     Indemnification  of  Directors  and  Officers       7

Item  7.     Exemption  from  Registration  Claimed             10

Item  8.     Exhibits                                           10

Item  9.     Undertakings                                       10

SIGNATURES                                                      12

EXHIBIT  INDEX                                                  13

                                    PART  I
                  INFORMATION  REQUIRED  IN  THE  SECTION  10(a)

                                  PROSPECTUS

ITEM  1.  PLAN  INFORMATION

GENERAL  INFORMATION

THE  COMPANY

     Sportsend has its principal executive offices at 5590 Ulmerton Road, Clearwater, Florida 33760, where its telephone number is (727) 592-0730.

PURPOSES

     Sportsend will issue 500,000 shares of its common stock, $.01 par value per share, to the consultants pursuant to written agreements for services rendered or to be rendered entered into between the consultants and Sportsend.

COMMON  STOCK

     The Board has authorized the issuance of 500,000 shares of its common stock, $.01 par value per share, to the consultants upon effectiveness of this registration statement.

THE  CONSULTANTS

     The consultants have provided or agreed to provide their expertise and advice to Sportsend for the purposes set forth in their agreements with Sportsend.

NO  RESTRICTIONS  ON  TRANSFER

     The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including but not limited to the right to vote any shares received and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  CONSULTANTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The consultants are urged to consult their tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by the consultants hereunder in accordance with the foregoing discussion will be tax deductible expense by Sportsend for federal income tax purposes in the taxable year of Sportsend during which the consultants recognize income.

DOCUMENTS  INCORPORATED  BY  REFERENCE AND ADDITIONAL INFORMATION

     Sportsend hereby incorporates by reference (i) its annual report on Form 10-K for the year ended January 31, 1999, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (or 10-QSB) filed under the Exchange Act subsequent to any filed Form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by Sportsend pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this prospectus, will be sent or given to participants by the registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Act will be furnished without charge upon written or oral request. Requests should be addressed to Sportsend, Inc., 5590 Ulmerton Road, Clearwater, Florida 33760, where its telephone number is (727) 592-0730.


                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     Sportsend  hereby  states  that  (i) all documents set forth in (a) through
(c),  below,  are  incorporated  by  reference  in  this registration statement.

     (a) Sportsend's latest Annual Report; whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;
     (b) All other reports filed pursuant to Section 13(d) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

     (c) The description of the securities to be registered contained in the registration statement previously filed by Sportsend with the Commission under
Section  12  of  the  Exchange  Act.

ITEM  4.  DESCRIPTION  OF  SECURITIES

     No description of the class of securities (i.e. the $.01 par value common stock) is required under this item because the common stock is registered under
Section  12  of  the  Exchange  Act.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     Bush Ross Gardner Warren & Rudy, P.A. is giving Sportsend an opinion on the legality of the issuance of the common stock being offered hereby. A shareholder of Bush Ross Gardner Warren & Rudy, P.A. will be issued 100,000 shares of common stock pursuant to this registration statement.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The only statutes under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is Sections 78.7502 and 78.751, Nevada Revised Statutes, the text of which is set forth below.

NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     a.     By  the  stockholders;

     b. By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     c. If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     d. If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     a. Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     In addition, pursuant to the Articles of Incorporation of Sportsend, Sportsend shall indemnify any and all persons who may serve or who have served at any time as directors or officers of Sportsend, or who at the request of the Board of Directors of Sportsend, may serve or at any time have served as directors or officers of another corporation in which Sportsend at such time owned or may own shares of stock or in which it was or may be a creditor, against any and all expenses actually and necessarily incurred by such persons in connection with the defense or settlement of any claim in which such person is made a party or which may be asserted against such person by reason of being or having been a director or officer of Sportsend or of such other corporation except in relation to matters to which such person is adjudged in any action to be liable for his own negligence or misconduct in the performance of his duty.

Such indemnification is in addition to any other rights to which the indemnified party may be entitled under any law, agreement, vote of stockholders or otherwise.

     Similarly, Sportsend's By-Laws provide for Sportsend to indemnify and hold harmless an officer or director from and against any and all claims to which such person shall become subject by reason of having served as director or officer of Sportsend and to reimburse such person for all legal and other expenses reasonably incurred by him in connection with any such claim; provided, however, that no person shall be indemnified for any expense incurred in connection with any claim arising out of his own negligence or willful misconduct. The indemnification provided for in the By-Laws is not deemed exclusive of any other rights to those seeking indemnification under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling Sportsend, Sportsend has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-B and are specifically incorporated herein by this reference:

EXHIBIT NO.                             TITLE
----------  --------------------------------------------------------------------

4.1 Articles of Incorporation of Ramex Synfuels International, Inc. (now known as Sportsend, Inc.), dated December 8, 1988.
4.2 Articles of Merger of Domestic and Foreign Corporations, dated December 15, 1988.
4.3 Certificate of Amendment of Articles of Incorporation of Ramex Synfuels International, Inc. (now known as Sportsend, Inc.), dated November 7, 1994.
4.4 Certificate of Amendment of Articles of Incorporation of Ramex Synfuels International, Inc. (now known as Sportsend, Inc.), dated March 13, 2001.
4.5         By-Laws of Ramex Synfuels International, Inc. (now known as
            Sportsend, Inc.).
5.0 Opinion of Bush Ross Gardner Warren & Rudy, P.A. regarding the legality of the securities registered.
23.1        Consent  of  Bush Ross Gardner Warren & Rudy, P.A. (included in
            Exhibit 5.0)
23.2        Consent  of  Williams  &  Webster,  P.S.

ITEM  9.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i)     include  any  prospectus  required  by Section 10(a)(3) of the Act;
(ii) reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant or expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on April 24, 2001.

SPORTSEND,  INC.

       /s/ Phillip R. Wasserman
By:-------------------------------
Phillip  R.  Wasserman,  President


     Pursuant to the requirements of the Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


Signatures                      Title                           Date


/s/ Phillip R. Wasserman
-------------------------       President and Director
Phillip  R.  Wasserman         (Principal Financial Officer)    April 24, 2001


/s/ Eric Colangelo
-------------------------
Eric  Colangelo                 Director                        April 24, 2001


/s/ Marily Maginnes
-------------------------
Marilyn  Maginnes              (Principal Accounting Officer)   April 24, 2001

EXHIBIT  INDEX

     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference.



EXHIBIT
NUMBER IN
REGISTRATION
STATEMENT       DESCRIPTION
--------------  ----------------------------------------------------------------

4.1             Articles of Incorporation  of Ramex Synfuels International, Inc.
                (now known as Sportsend, Inc.), dated November 22, 1988 and filed December 8, 1988.

4.2 Articles of Merger of Domestic and Foreign Corporations, dated November 22, 1988 and filed December 15, 1988.

4.3 Certificate of Amendment of Articles of Incorporation of Ramex Synfuels International, Inc. (now known as Sportsend, Inc.), dated November 3, 1994 and filed November 7, 1994.

4.4 Certificate of Amendment of Articles of Incorporation of Ramex Synfuels International, Inc. (now known as Sportsend, Inc.), dated March 13, 2001.

4.5             By-Laws of Ramex Synfuels International, Inc. (now known as
                Sportsend, Inc.).

5.0             Opinion  of  Bush  Ross  Gardner  Warren  &  Rudy,  P.A.

23.1            Consent  of  Bush Ross Gardner Warren & Rudy, P.A. (included in Exhibit  5.0)

23.2            Consent  of  Williams  &  Webster,  P.S.